UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2024

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41488	82-5089826
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Professional Drive, Suite 260

Gaithersburg, MD 20879

(Address of principal executive offices) (Zip Code)

(240) 430-4212

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.00001 per share	SHPH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance On Previously Issued Financial Statements Or A Related Audit Report Or Completed Interim Review.

As previously disclosed in the Shuttle Pharmaceuticals Holdings, Inc. (the “Company”) Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on May 13, 2024, following the entry of a cease-and-desist order by the SEC against our former auditor, BF Borgers CPA PC (“BF Borgers”), we commenced the re-audit (the “Re-audit”) of our financial statements for the year ended December 31, 2022, which had been audited by BF Borgers. Since that time and as a result of the Re-audit, as of July 10, 2024, the Company and the audit committee of our board of directors, in consultation with our current auditor, Forvis Mazars LLP, have concluded that our audited financial statements for the year ended December 31, 2022 (the “2022 Financial Statements”), our audited financial statements for the year ended December 31, 2023 and the quarterly periods included in the Company’s Annual Report for the year ended December 31, 2023, and the quarterly report for the period ended March 31, 2024 require restatement and are not reliable.

The estimated accounting errors impacting our 2022 Financial Statements currently include 1) correcting historical and fiscal 2022 stock compensation transactions; 2) correcting the initial and subsequent accounting for certain convertible notes, promissory notes and warrants to purchase shares of common stock in fiscal 2022; and 3) correcting the historical and subsequent accounting for the Series A Convertible Preferred Stock in fiscal 2022. The estimated aggregate impact of these errors on our December 31, 2022 consolidated statement of operations is: (i) a $0.0 million change (net of offsetting increases (decreases) in various expense components) in the reported loss of $3.0 million for the year ended December 31, 2022 and (ii) an increase in the net loss attributable to common stockholders of $0.6 million from $3.1 million to $3.7 million for the year ended December 31, 2022. The estimated impact of these errors on the Company’s consolidated balance sheet as of December 31, 2022 is an increase to additional paid-in capital of $7.7 million and an offsetting increase to accumulated deficit of approximately $7.7 million (of which $7.8 million related to the consolidated balance sheet as of December 31, 2021). Due to the estimated effects of correcting these errors in the 2022 Financial Statements, the Company’s consolidated balance sheets as of December 31, 2023 and March 31, 2024 also require adjustments to increase additional paid-in capital by approximately $7.7 million and increase accumulated deficit by approximately $7.7 million. These estimated restatements are subject to our continuing review which may result in changes to the amounts disclosed herein.

We anticipate that we will be filing an amended annual report on Form 10-K/A for the period ended December 31, 2023, as well as a quarterly report on Form 10-Q/A for the period ended March 31, 2024, with such filings to be made as soon as reasonably practical. Because of these anticipated restatements, the previously issued financial statements for the affected periods, as well as the relevant portions of any communication which describes or are based on such financial statements, should no longer be relied upon.

The accounting errors had no impact on our cash balances or operating cash flows, and in our initial filing of our annual report on Form 10-K for the period ended December 31, 2023, we had previously disclosed a material weakness in our internal controls relating to management’s contemplation of the accounting treatment and implications over significant unusual transactions, including complex accounting associated with debt and equity transactions. We continue to evaluate these identified accounting errors in the context of our internal controls over financial reporting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

Dated: July 16, 2024

	By:	/s/ Anatoly Dritschilo
	Name:	Anatoly Dritschilo
	Title:	Chief Executive Officer